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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15
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             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                           Commission File No. 1-10739


                       SENSORMATIC ELECTRONICS CORPORATION
             (Exact name of registrant as specified in its charter)

                                 951 Yamato Road
                         Boca Raton, Florida 33431-0700
                                 (561) 989-7000
     (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

          COMMON STOCK, PAR VALUE $0.01 PER SHARE (Title of each class of securities covered by this Form)

                                      NONE
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [ X ]  Rule 12h-3(b)(1)(i)     [ X ]
      Rule 12g-4(a)(1)(ii)       [   ]  Rule 12h-3(b)(1)(ii)    [   ]
      Rule 12g-4(a)(2)(i)        [   ]  Rule 12h-3(b)(2)(i)     [   ]
      Rule 12g-4(a)(2)(ii)       [   ]  Rule 12h-3(b)(2)(ii)    [   ]
                                        Rule 15d-6              [   ]

      Approximate number of holders of record as of the certification or notice date: 1


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      Pursuant to the requirements of the Securities Exchange Act of 1934,
Sensormatic Electronics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      SENSORMATIC ELECTRONICS CORPORATION



Date:  November 13, 2001              /s/ Walter A. Engdahl
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                                      Walter A. Engdahl
                                      General Counsel